News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Second Quarter 2016 Results
Sales Comparison Up Sequentially

•	Second quarter sales down 4% in dollars and up 3% in local currency+, compared with -10% in dollars and +1% in local currency in the first quarter.

•
GAAP diluted E.P.S. $1.03 versus $1.23 prior year, which included more in gains from land transactions. Adjusted*, diluted E.P.S. $1.16, down 4% in dollars and up 8% in local currency. Four cents above guidance range, net of 1 cent drag from exchange rates versus April guidance.

•	South America sales up 8% in dollars and 32% in local currency, led by Brazil, up 22% in dollars and 41% in local currency.

•	Significant sequential improvement in Asia Pacific sales up 1% in dollars and 5% in local currency, led by strong growth in China and Malaysia/Singapore.

•	Tupperware North America segment sales down 1% in dollars and up 6% in local currency. Tupperware Mexico down 2% in dollars with continued local currency sales growth of 16%.

Orlando, Fla., July 20, 2016 - (NYSE: TUP) Tupperware Brands Corporation today announced second quarter 2016 operating results.

Rick Goings, Chairman and CEO, commented, "Though down 4% with a 7 point hit from exchange rates, we grew sales by 3% in local currency - the high end of our range, with significant contributions from Brazil, China, Malaysia/Singapore and Tupperware Mexico."

Goings continued, "When we look at the success of our large businesses in Brazil, up 22% in dollars and 41% in local currency, and Tupperware Mexico, down 2% in dollars but up 16% in local currency, it is proof of concept that the fundamentals of our business can generate significant returns from our 3.1 million global sales force. This is most significantly the case in the opportunity rich emerging markets, including through leverage from our Vision 20/20 core execution initiatives. At the same time, we're innovating the Tupperware experience with digital tools, right now most visibly in China where we were up 19% in dollars in the quarter and 25% in local currency, to leverage our strength in social selling to further penetrate the end consumer base versus our historical approaches.”

Second Quarter Executive Summary

•
Second quarter 2016 net sales were $564.7 million, down 4% in dollars and up 3% in local currency. Emerging markets**, accounting for 66% of sales, were down 4% in dollars and up 7% in local currency. The most significant contributions to the second quarter growth in local currency were in Argentina, Brazil, China, Malaysia/Singapore and Tupperware Mexico, partially offset by Egypt and Turkey. Indonesia, the Company's largest business unit in 2015, grew sales by 3% in dollars (4% in local currency) after having been down 13% in dollars (8% in local currency) in the first quarter. Established markets were down 3% in dollars and 4% in local currency, primarily from BeautiControl, France and Germany.

•
GAAP net income and diluted earnings per share were $52.4 million and $1.03 versus $62.0 million and $1.23 in the prior year, respectively. In 2015, net income included pre-tax gains of $10.5 million from land transactions around the Company's Orlando headquarters versus less than $1 million in 2016. Adjusted, diluted earnings per share of $1.16 was 4 cents above the April outlook range, net of a 1 cent drag from changes in foreign exchange rates versus 2015 compared with the guidance, and reflecting higher sales and operating margins in Asia and South America. Versus 2015, there was a negative 14 cent impact from changes in exchange rates on the diluted earnings per share comparisons.

•	Total sales force of 3.1 million was up 5%, with active sellers down 2% versus prior year.

Second Quarter Business Highlights

Europe: Egypt and Turkey drag segment sales down 13% in dollars and 9% in local currency

•
Emerging markets were down 25% in dollars and 14% in local currency, mainly from currency convertibility and product certification issues in Egypt, as well as volatile externals and a change in promotional approach and curtailment of bulk sales and timing in Turkey. In South Africa, Tupperware was up 1% in dollars (up 24% in local currency) and Avroy Shlain was down 8% in dollars (up 14% in local currency). CIS was down 11% in dollars (up 21% in local currency).

•	Established markets were down 4% in dollars and 6% in local currency. France was down 8% in dollars (10% in local currency) and Germany was down 1% in dollars (4% in local currency).

Asia Pacific: China and Malaysia/Singapore up significantly along with Indonesia up mid-single digits, partially offset by results in India and Philippines

•	Sales for the segment were up 1% in dollars and 5% in local currency.

•
Emerging Markets were up 2% in dollars and 7% in local currency. China was up 19% in dollars (25% in local currency), Malaysia/Singapore was up 9% in dollars (20% in local currency) and Indonesia was up mid-single digits, partially offset by Philippines, down in the mid-teens, in connection with the 2015 decision to exit the fashion category, and India, down 12% in dollars (7% in local currency).

Tupperware North America: Tupperware Mexico continues to leverage strong fundamentals, U.S./Canada compensation plan transition on track

•	Segment sales down 1% in dollars and up 6% in local currency. Tupperware Mexico sales down 2% in dollars (up 16% in local currency) on 13% larger sales force versus prior year.

•	Tupperware United States and Canada sales even with 2015 in dollars (up 1% in local currency). Sales force size closed 6% above prior year.

Beauty North America: Segment sales were down 19% in dollars and 8% in local currency

•	BeautiControl sales down 14%, mainly in connection with lower productivity among the career seller base.

•
Fuller Mexico sales were down 20% in dollars (6% in local currency), reflecting lower sales force additions and activity, though it was a sequential improvement from the first quarter. Total sales force size was down 11%.

South America: Segment sales up 8% in dollars and 32% in local currency driven by Brazil

•
Brazil was up 22% in dollars (41% in local currency), reflecting higher volume from a 19% advantage in total sellers and 40% more active sellers in connection with the pace of sales force addition initiatives and robust marketing.

•	Argentina was down 19% in dollars (up 27% in local currency) from inflation related higher prices.

•	Segment's active sales force was up 13%.

2016 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's third quarter and fiscal 2016 full year outlook is provided below.

Company Level

	13 Weeks Ended		13 Weeks	53 Weeks Ended		52 Weeks
	Sept. 24, 2016		Ended	Dec 31, 2016		Ended
	Low	High	Sept. 26, 2015	Low	High	Dec 26, 2015

USD Sales Growth vs Prior Year	1%	3%	(11)%	(2)%	(1)%	(12)%
GAAP EPS	$0.94	$0.99	$0.72	$4.18	$4.28	$3.69
GAAP Pre-Tax ROS	13.1%	13.5%	9.7%	12.9%	13.1%	11.4%

Local Currency+ Sales Growth vs Prior Year	2%	4%	7%	3%	4%	4%
EPS Excluding Items*	$0.77	$0.82	$0.79	$4.25	$4.35	$4.37
Pre-Tax ROS Excluding Items*	10.0%	10.5%	10.2%	12.9%	13.1%	12.8%

FX Impact on EPS Comparison (a)	($0.02)	($0.02)		($0.34)	($0.34)

(a)	Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2016

•	Fiscal year includes a 53rd week estimated to have a positive impact on the year-over-year comparison of 1 point.

•	Tax rate estimated at 26.8% on a U.S. GAAP basis and 25.5% excluding items.

•	Includes land sale generating approximately $28 million proceeds and earnings of 27 cents per share in the third quarter. Additional land sales may occur, but are not included in the outlook.

Segment Level

•
For the full year, sales are expected to be down 8 or 9% in dollars (4 or 5% in local currency) in Europe, up about 1 or 2% in dollars (2 or 3% in local currency) in Asia Pacific, about even in dollars (up 6 or 7% in local currency) in Tupperware North America, down 16 or 17% in dollars (7% in local currency) in Beauty North America and to increase in South America by about 14 or 15% in dollars (29 or 30% in local currency).

•
Segment profit return on sales, excluding items, is expected to decrease in Europe by about 2 points in dollars (close to 1 ½ points in local currency), to increase in Asia Pacific about ½ point in dollars (close to 1 point in local currency), to be about even in dollars in Tupperware North America (up about ½ point in local currency), to decrease about 2 points in dollars in Beauty North America (about 1 ½ points in local currency) and to increase about 2 ½ points in dollars in South America (about 1 point in local currency).

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Second Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, July 20, 2016, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, re-engineering and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of it's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period arising from the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

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TUPPERWARE BRANDS CORPORATION
SECOND QUARTER 2016 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q2 '15%	Restated+ Inc/(Dec) vs. Q2 '15%		Active Sales Force	Inc/(Dec) vs. Q2 '15%		Total Sales Force	Inc/(Dec) vs. Q2 '15%
Europe	(13)	(9)	a,b	100,982	4		742,525	7
Asia Pacific	1	5	c,e	235,669	(2)	d	1,121,378	5
TW North America	(1)	6	f,g	49,573	9		410,121	12
Beauty North America	(19)	(8)	h,j	205,588	(13)		402,612	(10)
South America	8	32	k	123,313	13		457,213	10
Total All Units	(4)	3	l	715,125	(2)		3,133,849	5

Emerging Market Units
Europe	(25)	(14)	a	69,272	6		538,603	9
Asia Pacific	2	7	c	203,495	(3)	d	1,004,570	5
TW North America	(2)	15	g	37,248	13		308,317	13
Beauty North America	(20)	(6)	h	181,024	(14)		335,067	(11)
South America	8	32	k	123,313	13		457,213	10
Total Emerging Market Units	(4)	7	l	614,352	(2)		2,643,770	5

Established Market Units
Europe	(4)	(6)	b	31,710	—		203,922	2
Asia Pacific	(1)	(2)	e	32,174	3		116,808	4
TW North America	—	1		12,325	(2)	i	101,804	6
Beauty North America	(14)	(14)	k	24,564	(3)		67,545	(4)
South America	—	—		—	—		—	—
Total Established Market Units	(3)	(4)	l	100,773	—		490,079	3

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
aSales down more than actives reflected curtailment of shipments to Egypt due to currency controls and product certification requirements, and lower sales per active seller in Turkey in light of curtailment of bulk sales force orders and some impact from the timing of promotional push periods.
bEaster timing shift moved sales to first quarter this year from second quarter last year, although related sales force activity was in second quarter both years.
cBetter local currency sales versus active seller comparison reflected: a mix shift toward China under its outlet model; more normalized productivity in Malaysia/Singapore versus low productivity in 2015, from the response to higher price point consumer offers and more sales force members operating at higher levels of the career plan; and in India higher order sizes in connection with more demonstration selling of higher price point products.
dBetter total than active seller comparison reflected lapping statutorily motivated changes in sales force standards in India and less activity of sales force in the Philippines in light of exiting the Fashion category.
eBetter active seller than local currency sales comparison reflected improved activation of large Nutrimetics Australia passive seller base that generates lower than average order sizes.
fMix shift toward Mexico that has lower order sizes than the United States and Canada led to a better active seller than local currency sales comparison.
gIn the second quarter of 2016, the Company began measuring sales force activity of Tupperware Mexico on a weekly rather than a monthly basis. For comparison purposes, 2015 active sellers for Tupperware Mexico have been restated using the weekly method.
hStructure of Fuller Mexico's offers later in the quarter led to better sales force productivity.
iHigher total than active seller comparison reflected the Impact of first quarter change in compensation plan by Tupperware United States that led to a lower activity rate of the sales force.
jThe worse local currency sales than active seller comparison reflected lower productivity of career sellers at BeautiControl.
kBetter local currency sales than active seller comparison reflected inflation related price increases throughout the region and a mix shift toward Brazil that has a higher than average order size.
lThe active sales force of the Company, the emerging markets and the established markets has been impacted due to the mix of countries by negative 4%, negative 7% and positive 2%, respectively.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		26 Weeks Ended
	Jun 25, 2016	Jun 27, 2015	Jun 25, 2016	Jun 27, 2015
Net sales	$564.7	$588.9	$1,090.4	$1,170.7
Cost of products sold	183.9	189.1	349.9	380.7
Gross margin	380.8	399.8	740.5	790.0

Delivery, sales and administrative expense	298.2	310.1	586.9	623.5
Re-engineering and impairment charges	1.9	1.5	3.0	17.7
Gains on disposal of assets	0.8	10.8	0.9	11.4
Operating income	81.5	99.0	151.5	160.2

Interest income	0.8	0.5	1.5	1.0
Interest expense	11.2	12.0	23.3	25.3
Other expense, net	0.9	1.1	1.3	8.3
Income before income taxes	70.2	86.4	128.4	127.6
Provision for income taxes	17.8	24.4	32.6	36.1
Net income	$52.4	$62.0	$95.8	$91.5

Net income per common share:
Basic earnings per share	$1.04	$1.24	$1.90	$1.84
Diluted earnings per share	$1.03	$1.23	$1.89	$1.82

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	26 Weeks Ended		Reported	Restated*	Foreign
	Jun 25, 2016	Jun 27, 2015%		%	Exchange	Jun 25, 2016	Jun 27, 2015%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe[a]	$138.4	$158.3	(13)	(9)	$(6.2)	$292.3	$332.1	(12)	(7)	$(19.3)
Asia Pacific[a]	194.3	191.5	1	5	(6.9)	365.9	381.1	(4)	1	(18.9)
TW North America	93.1	93.8	(1)	6	(6.2)	176.3	173.3	2	10	(13.0)
Beauty North America	53.4	65.9	(19)	(8)	(7.8)	102.3	128.8	(21)	(9)	(16.3)
South America	85.5	79.4	8	32	(14.7)	153.6	155.4	(1)	28	(35.7)
	$564.7	$588.9	(4)	3	$(41.8)	$1,090.4	$1,170.7	(7)	2	$(103.2)

Segment profit (loss):
Europe[a]	$14.6	$26.5	(45)	(41)	$(1.6)	$39.8	$55.4	(28)	(22)	$(4.1)
Asia Pacific[a]	46.7	41.4	13	18	(1.9)	83.6	80.8	3	10	(4.7)
TW North America	19.4	20.2	(4)	6	(1.9)	34.0	33.2	2	15	(3.7)
Beauty North America	1.4	3.3	(57)	(38)	(1.0)	(0.3)	3.0	—	—	(1.8)
South America	15.6	13.7	14	40	(2.6)	28.6	16.9	69	+	(6.1)
	97.7	105.1	(7)	2	(9.0)	185.7	189.3	(2)	10	(20.4)

Unallocated expenses	(16.0)	(16.5)	(3)	(8)	(0.9)	(33.4)	(31.1)	7	—	(2.2)
Gains on disposal of assets	0.8	10.8	(93)	(93)	—	0.9	11.4	(92)	(92)	—
Re-engineering and impairment charges	(1.9)	(1.5)	29	29	—	(3.0)	(17.7)	(83)	(83)	—
Interest expense, net	(10.4)	(11.5)	(10)	(10)	—	(21.8)	(24.3)	(11)	(11)	—
Income before taxes	70.2	86.4	(19)	(8)	(9.9)	128.4	127.6	1	22	(22.6)
Provision for income taxes	17.8	24.4	(27)	(19)	(2.5)	32.6	36.1	(10)	7	(5.7)
Net income	$52.4	$62.0	(16)	(4)	$(7.4)	$95.8	$91.5	5	28	$(16.9)

Net income per common share (diluted)	$1.03	$1.23	(16)	(6)	$(0.14)	$1.89	$1.82	4	28	$(0.34)

Weighted average number of diluted shares	50.7	50.4				50.6	50.3

* 2016 actual compared with 2015 translated at 2016 exchange rates
+ Greater than 100% increase
aEffective from the first quarter of 2016, the Nutrimetics business in France, previously reported in the Asia Pacific segment, is being reported in the Europe segment. Comparable information from prior periods has been reclassified to conform with the new presentation. In full year 2015, Nutrimetics France generated less than one half percent of total sales.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Jun 25, 2016				13 Weeks Ended Jun 27, 2015
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$14.6	$—		$14.6	$26.5	$(1.6)	$—		$24.9
Asia Pacific	46.7	0.4	a	47.1	41.4	(1.9)	0.7	a	40.2
TW North America	19.4	0.6	b	20.0	20.2	(1.9)	—		18.3
Beauty North America	1.4	1.5	a	2.9	3.3	(1.0)	1.7	a	4.0
South America	15.6	3.7	a,c	19.3	13.7	(2.6)	1.9	a,c	13.0
	97.7	6.2		103.9	105.1	(9.0)	4.3		100.4

Unallocated expenses	(16.0)	0.2	b	(15.8)	(16.5)	(0.9)	—		(17.4)
Gains on disposal of assets	0.8	(0.8)	d	—	10.8	—	(10.8)	d	—
Re-engineering and impairment charges	(1.9)	1.9	e	—	(1.5)	—	1.5	e	—
Interest expense, net	(10.4)	—		(10.4)	(11.5)	—	—		(11.5)
Income before taxes	70.2	7.5		77.7	86.4	(9.9)	(5.0)		71.5
Provision for income taxes	17.8	1.2	f	19.0	24.4	(2.5)	(3.9)	f	18.0
Net income	$52.4	$6.3		$58.7	$62.0	$(7.4)	$(1.1)		$53.5

Net income per common share (diluted)	$1.03	$0.13		$1.16	$1.23	$(0.14)	$(0.02)		$1.07

	26 Weeks Ended Jun 25, 2016				26 Weeks Ended Jun 27, 2015
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$39.8	$—		$39.8	$55.4	$(4.1)	$—		$51.3
Asia Pacific	83.6	0.9	a	84.5	80.8	(4.7)	1.3	a	77.4
TW North America	34.0	0.6	b	34.6	33.2	(3.7)	—		29.5
Beauty North America	(0.3)	2.9	a	2.6	3.0	(1.8)	3.7	a	4.9
South America	28.6	4.0	a,c	32.6	16.9	(6.1)	11.3	a,c	22.1
	185.7	8.4		194.1	189.3	(20.4)	16.3		185.2

Unallocated expenses	(33.4)	0.2	b	(33.2)	(31.1)	(2.2)	—		(33.3)
Gains on disposal of assets	0.9	(0.9)	d	—	11.4	—	(11.4)	d	—
Re-engineering and impairment charges	(3.0)	3.0	e	—	(17.7)	—	17.7	e	—
Interest expense, net	(21.8)			(21.8)	(24.3)	—	—		(24.3)
Income before taxes	128.4	10.7		139.1	127.6	(22.6)	22.6		127.6
Provision for income taxes	32.6	1.9	f	34.5	36.1	(5.7)	1.9	f	32.3
Net income	$95.8	$8.8		$104.6	$91.5	$(16.9)	$20.7		$95.3

Net income per common share (diluted)	$1.89	$0.18		$2.07	$1.82	$(0.34)	$0.41		$1.89

* 2016 actual compared with 2015 translated at 2016 exchange rates.
aAmortization of intangibles of acquired beauty units.
bPension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $3.6 million and $3.8 million in the second quarter and year-to-date periods of 2016, respectively, and $1.8 million and $11.1 million in the second quarter and year-to-date periods of 2015, respectively.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
dGains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
eIn both years, re-engineering and impairment charges were related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included is a $13.5 million fixed asset impairment in Venezuela in 2015.
fProvision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	26 Weeks Ended	26 Weeks Ended
	June 25, 2016	June 27, 2015
Operating Activities:
Net cash provided by operating activities	$31.8	$24.1

Investing Activities:
Capital expenditures	(25.3)	(27.8)
Proceeds from disposal of property, plant & equipment	2.3	14.4
Net cash used in investing activities	(23.0)	(13.4)

Financing Activities:
Dividend payments to shareholders	(69.4)	(69.7)
Repurchase of common stock	(0.8)	(0.9)
Repayment of long-term debt and capital lease obligations	(1.3)	(1.7)
Net change in short-term debt	58.2	62.1
Debt issuance costs	—	(0.7)
Proceeds from exercise of stock options	0.4	4.9
Excess tax benefits from share-based payment arrangements	—	0.7
Net cash used in financing activities	(12.9)	(5.3)

Effect of exchange rate changes on cash and cash equivalents	3.3	(8.3)
Net change in cash and cash equivalents	(0.8)	(2.9)
Cash and cash equivalents at beginning of year	79.8	77.0
Cash and cash equivalents at end of period	$79.0	$74.1

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Jun 25, 2016	Dec 26, 2015
Assets:
Cash and cash equivalents	$79.0	$79.8
Other current assets	509.4	470.7
Total current assets	588.4	550.5

Property, plant and equipment, net	255.8	253.6
Other assets	801.2	794.1
Total assets	$1,645.4	$1,598.2

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$226.8	$162.5
Accounts payable and other current liabilities	407.6	451.5
Total current liabilities	634.4	614.0

Long-term debt	607.4	608.2
Other liabilities	224.4	215.0
Total shareholders' equity	179.2	161.0
Total liabilities and shareholders' equity	$1,645.4	$1,598.2

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 20, 2016
(UNAUDITED)

	Third Quarter	Third Quarter
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$50.6	$68.7	$72.0

Income tax	$14.4	$20.8	$21.6
Effective Rate	29%	30%	30%

Net Income (GAAP)	$36.2	$47.9	$50.4

% change from prior year		32%	39%

Adjustments(1):
Gains on disposal of assets	(2.0)	(22.4)	(22.4)
Re-engineering and impairment charges	0.3	4.3	4.3
Net impact of Venezuelan bolivar devaluations	2.0	0.2	0.2
Acquired intangible asset amortization	2.5	1.9	1.9
Income tax(2)	0.9	7.0	7.0
Net Income (adjusted)	$39.9	$38.9	$41.4

Exchange rate impact(3)	(1.0)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$38.9	$38.9	$41.4

% change from prior year		—%	6%

Net income (GAAP) per common share (diluted)	$0.72	$0.94	$0.99

% change from prior year		31%	38%

Net Income (adjusted) per common share (diluted)	$0.79	$0.77	$0.82

Net Income (adjusted & restated) per common share (diluted)	$0.77	$0.77	$0.82

% change from prior year		—%	7%

Average number of diluted shares (millions)	50.3	50.7	50.7

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 20, 2016
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$259.9	$289.5	$296.5

Income tax	$74.1	$77.6	$79.4
Effective Rate	29%	27%	27%

Net Income (GAAP)	$185.8	$211.9	$217.1

% change from prior year		14%	17%

Adjustments(1):
Gains on disposal of assets	$(13.7)	$(23.3)	$(23.3)
Re-engineering, impairments and pension settlements	21.8	8.5	8.5
Net impact of Venezuelan bolivar devaluations	14.9	6.9	6.9
Acquired intangible asset amortization	10.2	7.7	7.7
Income tax(2)	1.5	3.9	3.9
Net Income (adjusted)	$220.5	$215.6	$220.8

Exchange rate impact(3)	(16.9)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$203.6	$215.6	$220.8

% change from prior year		6%	8%

Net income (GAAP) per common share (diluted)	$3.69	$4.18	$4.28

% change from prior year		13%	16%

Net Income (adjusted) per common share (diluted)	$4.37	$4.25	$4.35

Net Income (adjusted & restated) per common share (diluted)	$4.03	$4.25	$4.35

% change from prior year		5%	8%

Average number of diluted shares (millions)	50.4	50.7	50.7

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
June 25, 2016
Adjusted EBITDA:
Net income	$190.1
Add:
Depreciation and amortization	61.6
Gross interest expense	45.6
Provision for income taxes	70.6
Equity compensation	20.0
Deduct:
Gains on land sales, insurance recoveries, etc.	(3.2)
Total Adjusted EBITDA	$384.7

Consolidated total debt	$834.2
Divided by adjusted EBITDA	384.7
Debt to Adjusted EBITDA Ratio	2.17

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.